NYSE AMEX LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

June 11, 2009

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Implant Sciences Corporation

Common Stock, $0.10 Par Value

Commission File Number – 001-14949

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(i) of the NYSE Amex LLC Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in stockholders’ equity if the company has reported losses from continuing operations and net losses in two out of its three most recent fiscal years;

(b)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported losses from continuing operations and net losses in three out of its four most recent fiscal years;

(c)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in stockholders’ equity if the company has reported losses from continuing operations and net losses in its five most recent fiscal years;

(d)

Section 1003(a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such company will be able to continue operations and/or meet its obligations as they mature;

(e)

Section 1003(f)(v) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security selling for a substantial period of time at a low price per share.

2.

The Common Stock (the “Common Stock”) of Implant Sciences Corporation (the “Company” or “Implant Sciences”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred losses from continuing operations and net losses as follows:

Years Ended June 30,

Loss from Continuing Operations

Net Loss

2008

$7,714,000

       $10,735,000

2007

$9,924,000

       $10,688,000

2006

$8,105,000

       $7,084,000

2005

$7,573,000

       $7,405,000

2004

$4,012,000

       $4,012,000

Six Months Ended December 31,

Loss from Continuing Operations

Net Loss

 2008

  $2,724,000

       $1,705,000

(b)

At December 31, 2008, the Company reported stockholders’ equity of $623,000, a working capital deficit of approximately $4.6 million, and cash and cash equivalents of $724,000.  For the six months ended December 31, 2008, Implant Sciences’ net cash used in operating activities was $2,200,000.

(c)

The Common Stock had been trading below $0.25 per share since December 19, 2008 and the Company had not taken any actions to address its low selling price.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On April 9, 2008, the Company was notified by the Exchange that following a review of its Form 10-Q for the period ended December 31, 2007, Implant Sciences was not in compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the Company Guide.  In accordance with Section 1009 of the Company Guide, Implant Sciences was given the opportunity to submit a business plan by May 9, 2008, outlining its plan to regain compliance with the Exchange’s continued listing standards.

(b)

On May 9, 2008, Implant Sciences submitted its plan to regain compliance to the Exchange (the “Plan”).  On June 23, 2008, the Company was further advised that it was not in compliance with Section 1003(a)(i) of the Company Guide and that the Exchange had accepted the Plan and granted the Company an extension until October 9, 2009 to regain compliance with Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the Company Guide

(c)

Subsequently, on November 5, 2008 following a review of the Company’s Form 10-K for the year ended June 30, 2008, Staff notified the Company that it did not meet an additional continued listing standards of the Exchange as set forth in Part 10 of the Company Guide.  Specifically, the Company was not in compliance with Section 1003(a)(iv) of the Company Guide.  The Company was offered the opportunity to supplement its plan of compliance (the “Plan Supplement”) by November 19, 2008 to address how it intended to regain compliance with the applicable continued listing standards.

(d)

The Company submitted the Plan Supplement on November 26, 2008.

(e)

On February 2, 2009, the Exchange notified Implant Sciences that Staff had determined to initiate immediate delisting proceedings against the Company based on its determination that the Plan Supplement did not make a reasonable demonstration of the Company’s ability to regain compliance with Sections 1003(a)(i), 1003(a)(ii), 1003(a)(iii) and 1003(a)(iv) of the Company Guide (the “Staff Determination”).  The Company was also advised of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (the “Panel”) within seven days of the Staff Determination, or by February 9, 2009.

(f)

On February 6, 2009, the Company requested, pursuant to Sections 1203 and 1009(d) of the Company Guide, an oral hearing to appeal the Staff Determination.

(g)

On March 18, 2009, a hearing, at which the Company’s representatives were present, was conducted before the Panel.  By letter dated March 20, 2009, the Exchange notified Implant Sciences of the Panel’s decision to deny the Company’s appeal for continued listing of its Common Stock on NYSE Amex and to authorize delisting proceedings.  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities (the “Committee”) review the Panel’s decision within fifteen days.

(h)

On March 27, 2009, the Company requested, pursuant to Section 1205 of the Company Guide that the Exchange’s Committee on Securities review the Panel’s decision.

(i)

On April 28, 2009, an oral hearing was conducted before the Committee.  By letter dated May 5, 2009, the Exchange notified Implant Sciences of the Committee’s decision to deny the Company’s appeal for continued listing of its Common Stock on NYSE Amex and to authorize delisting proceedings.

(j)

The Company has not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com.  Further, a copy of this application has been forwarded to Mr. Glenn D. Bolduc, President and Chief Executive Officer of Implant Sciences Corporation.

/s/

Janice O’Neill

Senior Vice President – Corporate Compliance

NYSE Amex LLC